December 23, 2014

Bakken Resources, Inc. Announces Appointment of Director

Bakken Resources, Inc. (OTCQX: BKKN) (“BKKN”), proudly announces that its Board of Directors has unanimously approved the appointment of W. Edward Nichols to fill a vacancy on the Board.

Mr. Nichols has owned and operated gas processing plants in Kansas and Wyoming, and also co-owned and operated oil drilling, production and gas gathering companies in Kansas. Mr. Nichols has served as a Director and member of the Executive Committee of several public companies, including General Environmental Corporation, Gulfstar Energy Corporation and EnviroMart.com. He was previously chairman of the Board of Directors of Three Forks Oil and Gas, Inc. He also serves as a consultant and in-house counsel for SetNet Global, a financial transaction processing and settlement company in the United Kingdom, and as corporate counsel for T-Rex Oil, Inc.

In addition, Mr. Nichols is an attorney with Nichols & Nichols in Denver, Colorado and is authorized to practice in the states of Colorado and Kansas, the United States Federal Courts, and Supreme Court of the United States. He is also Managing Director of Nichols & Company LLC, a management consulting firm. Previously, Mr. Nichols was Senior Partner in Nichols and Wolfe, a national municipal bond law firm. He was instrumental in structuring and providing Approving Legal Opinions for several hundred million dollars of General Obligation Bonds, Tax Anticipation Notes and Revenue Bonds. He has since worked as a consultant with public and private companies in the U.S., Europe and the Far East and has extensive international relationships with investment banking firms, accounting and brokerage firms.

“We are very pleased to have Ed Nichols back on our Board of Directors. Ed brings tremendous experience and insight as an independent director,” notes Val M. Holms, CEO.

For additional information, please see the Company’s website www.bakkenresourcesinc.com which has additional information, including links to the Company’s Annual Report and other public filings.

ABOUT BAKKEN RESOURCES, INC.

BAKKEN RESOURCES, INC. is an oil and gas exploration and development company with activities currently focused on the acquisition of mineral leases in North Dakota the Western United States.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including among others, statements and projections regarding BKKN’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production and costs and statements regarding the plans and objectives of BKKN’s management for future operations, are forward-looking statements. BKKN typically uses words such as "expect," "anticipate," "estimate," "project," "strategy," "intend," "plan," "target," "goal," "may," "will" and "believe" or the negative of those terms or other variations or comparable terminology to identify its forward-looking statements. In particular, statements, express or implied, concerning BKKN’s future operating results and returns are forward-looking statements. Forward-looking statements are not guarantees of performance. BKKN makes no representation of the accuracy of any information presented or derived from any third party sites or information.

For further information please contact

Karen Midtlyng, Corporate Secretary: (406) 442-9444